EXHIBIT 99.1

SYMBOL TECHNOLOGIES FILES A LAWSUIT AGAINST INTERMEC TECHNOLOGIES FOR WIRELESS PATENT INFRINGEMENT

Symbol Terminates Scan Engine Supplier Relationship with Intermec

HOLTSVILLE, N.Y. – March 11, 2005 – Symbol Technologies, Inc. (NYSE:SBL), The Enterprise Mobility Company™, today announced that it has filed a patent infringement lawsuit against Intermec Technologies Corp. The lawsuit, filed in the United States District Court for the District of Delaware, relates to Intermec’s infringement of Symbol patents covering wireless communications technologies.

Effective yesterday, Symbol terminated its supplier relationship with Intermec for laser scan engines. For a number of years, Symbol supplied Intermec with laser scan engines that Intermec embeds in its bar code scanning equipment. Symbol now believes it would be inappropriate to carry on such a commercial relationship with Intermec given the outstanding litigation between the two companies.

Symbol is recognized as a pioneer in laser bar code scanning technology, and currently holds more than 250 patents in the field of laser bar code scanning. Symbol also holds a significant patent portfolio in the areas relating to Micro Electro Mechanical Systems (MEMS) technology, Liquid Injection Molding (LIMS) and imaging intellectual property (IP).

Yesterday’s actions result from long but unfruitful licensing negotiations between the two companies regarding several issues relating to IP. Intermec is currently suing Symbol, accusing Symbol of infringing Intermec RFID (radio frequency identification) patents. Symbol sought to address these IP issues through a cross-licensing arrangement between the two companies. However, Symbol’s effort to reach a resolution was not successful.

“Symbol believes that Intermec’s imposition of its RFID IP on the industry is potentially harmful to the industry and customers. For months, Symbol has negotiated in earnest, seeking a fair business resolution. As we have a responsibility to our shareholders to protect and defend Symbol’s intellectual property, we believed there was no alternative but to file suit against Intermec,” said Peter Lieb, Symbol senior vice president and general counsel.

Symbol’s Pioneering Wireless Technology

In the lawsuit filed yesterday, Symbol alleges that Intermec infringes Symbol’s patents relating to the wireless communications standard 802.11, also known as Wi-Fi. The lawsuit also covers Intermec’s use of Symbol Wi-Fi patents in Intermec’s bar code scanning terminals.

Symbol is seeking a permanent injunction against Intermec’s use of Symbol’s patented technologies, and monetary damages for prior use.

Two of the four patents asserted in this lawsuit were found by a jury in the same court to be infringed by Proxim Corporation’s 802.11-compliant equipment. On September 12, 2003, that jury ordered Proxim to pay Symbol approximately $23 million, based on a six percent royalty.

In 1989, Symbol created the first commercially available wireless local area network (WLAN). In 1993, Symbol’s joint technical proposal was accepted by the Institute of Electrical and Electronics Engineers (IEEE) as the base of the 802.11 standard. Symbol holds patents on its contributions to the specification, and has licensed those patents on reasonable and nondiscriminatory terms.

Intellectual Property and Emerging Technologies

“While Symbol respects the rights of IP holders to obtain a reasonable return on their research and development investment, we also believe we have a responsibility to the industry and to our customers to fight a policy that could potentially be an onerous imposition of one company’s IP against the RFID industry. We believe Intermec’s RFID IP position, if allowed to stand, could thwart the overall development and wide-scale implementation of RFID, which would be detrimental to the industry and all users of advanced data capture technology,” said Todd Hewlin, Symbol senior vice president of global products.

Symbol, along with virtually all other industry participants other than Intermec, is committed to a royalty-free RFID air interface. The air interface standard is the basis for broad adoption of RFID. The significance of the air interface standard is similar to the importance of bar code symbologies in the broad adoption of bar code technology. In the past, Symbol advocated for the wide adoption of bar code technology, and dedicated significant IP relating to bar code symbologies, particularly PDF417, a two-dimensional code, to the public to aid in standards and technology adoption.

“Symbol supports the RFID standards organization’s position that it is critical for the RFID air interface to be royalty free. In contrast to the EPCglobal goal of having a royalty-free RFID air interface, Intermec has stated that companies will need Intermec IP in order to make commercially-viable RFID products,” noted Hewlin. “Intermec has stated publicly that it is reserving the right to license its RFID technology on discriminating terms, and may refuse to license it altogether as it sees fit. This approach could significantly deter the widespread implementation of a compelling new technology. Ultimately, customers will suffer if RFID implementation is slowed by this type of IP assertion.”

To learn more about EPC and RFID intellectual property issues, visit www.symbol.com.

About Symbol Technologies
Symbol Technologies, Inc., The Enterprise Mobility Company™, is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, radio frequency identification technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs under the Symbol Enterprise Mobility Services brand. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world’s leading companies. More information is available at www.symbol.com.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, control of costs and expenses, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Symbol with the Securities and Exchange Commission. Symbol disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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For Symbol Technologies:
For media information:
Patricia Hall
Symbol Technologies, Inc.
631.738.5636
hallp@symbol.com

For financial information:
Nancy Tully
Symbol Technologies, Inc.
631.738.5050
tullyn@symbol.com